Exhibit 99.1

Contact:
Investor Relations
The Blueshirt Group
Irmina Blaszczyk & Lisa Laukkanen
SPSC@blueshirtgroup.com
415-217-4962

SPS Commerce Appoints Chad Collins as Chief Executive Officer
Archie Black to transition to Executive Chair of the Board, as previously announced

MINNEAPOLIS, July 6, 2023 – SPS Commerce, Inc. (Nasdaq: SPSC), a leader in retail cloud services, today announced the appointment of Chad Collins as its new Chief Executive Officer, effective October 2, 2023. Mr. Collins will succeed current CEO Archie Black, who will retire from his position effective October 1, 2023, and will transition to the newly created role of Executive Chair of the Board, as part of the previously announced succession plan.

“On behalf of the Board of Directors, I would like to welcome Chad Collins to the SPS team,” said Philip Soran, Chair of the Board. “His leadership, industry experience and focus on customer innovation align well with the SPS strategy and culture.”

Mr. Collins will join SPS Commerce from Körber Supply Chain, where he served as Chief Executive Officer, Software, for over 5 years. He has spent 25 years in supply chain technology, building market-leading businesses and pushing what’s possible in supply chain solutions to enable customer innovation. He began his journey in the industry as a supply chain consultant for Cap Gemini Ernst & Young. Before becoming a part of Körber, Mr. Collins was the President and CEO of HighJump, a global supply chain software company which was acquired by Körber in 2017.

“This is a very exciting time to join SPS Commerce. The retail industry continues to evolve, creating numerous opportunities to bring efficiencies to trading partners and digitize supply chains,” said Mr. Collins. “I believe a culture where individuals thrive is critical to the success of any organization and its customers, and I am honored to take on the CEO role at a company that shares that belief. I look forward to working with the SPS team as we continue to capitalize on retail industry dynamics and capture the large and expanding market opportunity ahead of us.”

Under Mr. Black’s leadership, SPS Commerce has become the world’s leading retail network and recorded significant achievements:
•Increased revenues at a 21 percenti compound annual growth rate since becoming a public company in 2010;
•Extended global reach to over 115,000 customers to date and nearly 43,000 current recurring revenue customers;
•Delivered substantial shareholder returns while increasing market capitalization by more than 52 timesii.

“On behalf of the Board, the management team, and employees, I want to thank Archie for his dedication to SPS Commerce and his leadership for the past 22 years,” said Mr. Soran. “During his tenure, Archie forged and executed a winning strategy by focusing on customer success, fostered a culture of consistent execution, and positioned SPS for sustained, profitable growth.”

“It has been an honor to be a part of SPS Commerce’s growth and success, and to work with such a talented team of individuals who are relentlessly executing our vision to be the world’s retail network,” said Mr. Black. “SPS is well positioned to capitalize on the tremendous opportunities ahead, and I believe Chad is uniquely qualified to lead the company through its next chapter of growth and innovation.”

Jim Frome, President and Chief Operating Officer, to retire in December 2024

In conjunction with the CEO transition plan, SPS Commerce also announced that Jim Frome intends to retire from his role as President and Chief Operating Officer. In keeping with the company’s commitment to consistent execution and leadership continuity, Mr. Frome plans to remain with the Company through December 31, 2024.

“Jim has been a key contributor to SPS’ growth for 23 years. He was integral to the creation of the industry’s first integrated suite of products and the largest retail cloud solution architected for today’s omnichannel market,” said Mr. Soran. “Throughout his tenure, Jim helped to lay a foundation for innovation and competitive market disruption, which are key drivers of SPS’ success. We appreciate Jim’s dedication and contributions to the Company and look forward to continuing to work with him through 2024.”

About SPS Commerce

SPS Commerce is the world’s leading retail network, connecting trading partners around the globe to optimize supply chain operations for all retail partners. We support data-driven partnerships with innovative cloud technology, customer-obsessed service and accessible experts so our customers can focus on what they do best. To date, more than 115,000 companies in retail, grocery, distribution, supply, and logistics have chosen SPS as their retail network. SPS has achieved 89 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, contact SPS at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo and INFINITE RETAIL POWER are marks of SPS Commerce, Inc. and registered in the U.S. Patent and Trademark Office, along with other SPS marks. Such marks may also be registered or otherwise protected in other countries.

Forward-Looking Statements

This press release contains forward-looking statements, including information about future expectations, plans and prospects, including views regarding future growth, market, growth and other opportunities, business strategy and results, as well as anticipated continuity, timing and effectiveness of the Chief Executive Officer and President and Chief Operating Officer transitions, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2022, as well as subsequent reports filed with the Securities and Exchange Commission. In addition, these forward-looking statements are subject to factors and uncertainties related to the officer transitions, including disruptions and uncertainties related thereto, the ability of a successor to have the desired level of experience and expertise, the potential impact on the Company’s business and future strategic direction resulting from the officer transitions, and the Company’s ability to retain other key members of senior management. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS-F

i As of fiscal year 2022
ii Based on SPSC stock closing price on June 30, 2023